Exhibit 21
Subsidiaries of the Registrant
Alliance Bankshares Corporation, a Virginia corporation, the parent company.

Alliance Bankshares Corporation
Virginia
Alliance Bank Corporation
Virginia
Alliance Virginia Capital Trust I
Delaware
Alliance Home Funding, LLC
Virginia
Alliance Insurance Agency, Inc.
Virginia
Alliance/Battlefield Insurance Agency, LLC
Virginia